Exhibit 16.1

March 1, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

This letter is delivered by Epstein, Weber & Conover, PLC in connection with the filing by Falcon Ridge Development, Inc. with the Securities and Exchange Commission of a Current Report on Form 8-K dated March 1, 2007.

We have reviewed the contents of Item 4.01 of such Current Report on Form 8-K and agree with the statements contained therein.

Yours truly,

/s/ Epstein, Weber & Conover, PLC
Epstein, Weber & Conover, PLC